SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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JPMORGAN CHINA REGION FUND, INC.
(Name of Registrant as Specified in its Charter)

Ancora Catalyst Fund LP
Merlin Partners LP
Ancora Advisors LLC
Frederick DiSanto
Jeffrey Anderson
Ryan Hummer
Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Ancora Advisors Issues Open Letter to Stockholders of JPMorgan China Region Fund, Inc.

Ancora Advisors LLC has issued an open letter to stockholders of JPMorgan China Region Fund, Inc.  JPMorgan China Region Fund’s 2016 Annual Meeting of Stockholders will be held on a date to be announced by the company.  Attached hereto is a copy of the letter.

Important Information

This filing is not a solicitation of a proxy from any security holder of JPMorgan China Region Fund, Inc. (the “Company”).  Ancora Catalyst Fund LP and Merlin Partners LP have nominated Mr. Jeffrey Anderson and Mr. Ryan Hummer as nominees to the Company’s board of directors and submitted a non-binding stockholder proposal, and they intend to solicit votes “for” the election of Messrs. Anderson and Hummer as members of the Company’s board of directors (the “Ancora Nominees”) and “for” approval of the stockholder proposal.  Ancora Catalyst Fund LP and Merlin Partners LP will send a definitive proxy statement, WHITE proxy card and related proxy materials to stockholders of the Company seeking their support of the Ancora Nominees and the stockholder proposal at the Company’s 2016 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about Ancora Catalyst Fund LP, Merlin Partners LP, the Ancora Nominees, the stockholder proposal, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by Ancora Advisors LLC, as the General Partner to Ancora Catalyst Fund LP and Merlin Partners LP, with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by Ancora Advisors LLC, as the General Partner to Ancora Catalyst Fund LP and Merlin Partners LP, with the SEC may also be obtained free of charge from Ancora Advisors LLC.

 Participants in Solicitation

The following persons are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ancora Nominees and the stockholder proposal: Ancora Catalyst Fund LP, Merlin Partners LP, Ancora Advisors LLC, Frederick DiSanto, Jeffrey Anderson and Ryan Hummer.  Other than with regard to the solicitation, the participants are not, nor has any participant been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.  The participants do not have, nor do any of the participant’s associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.  The participants have no material interest in the election of the Ancora Nominees or the approval of the stockholder proposal other than in their capacity as stockholders of the Company, as applicable.

February 19, 2016

Distributed via press release

Re: Open Letter to the Stockholders of JPMorgan China Region Fund, Inc. (NYSE: JFC)

Ancora Advisors LLC, as the General Partner of two limited partnerships, owns approximately 4.6% of the outstanding common stock, par value $0.01 per share common share, of JPMorgan China Region Fund, Inc. (the “Fund” or “JFC”).  We are writing this open letter to all of the Fund’s stockholders in order to share our thoughts on the Fund’s performance in driving both returns and managing its discount to net asset value (“NAV”).

We believe a closed-end fund’s adviser has two primary responsibilities:

1.	Fund performance
2.	Managing the discount to net asset value

As detailed in the chart below1, JFC has persistently traded at a double digit discount to NAV, including six consecutive years of an average discount in excess of -10% (and eight of the past ten years).

In fact, over a 1, 3, 5, and 10 year period, JFC’s average discount to NAV is the worst of its closed-end fund China/Asia peers, as reflected in the table below1.  It is likely that had Ancora not been accumulating a significant amount of the volume over the past couple of months, JFC’s YTD discount would be much worse.

There are a variety of reasons why closed-end funds trade at double digit discounts.  When evaluating whether the Fund has effectively addressed the discount, we do not see effort that has been exerted to narrow the discount, as evidenced by the high discount that has persisted for many years.  JFC pays a modest dividend, the adviser has an open buyback authorization but has not to our knowledge repurchased shares, and there does not appear to have been a single self-tender conducted for at least a decade (maybe longer).

We spoke to representatives of JPMorgan China Region Fund, Inc. recently and asked what actions were being pursued to address the Fund’s unacceptably high discount.  To our dismay we learned that very little is being done.  We are told that the Fund has a buyback committee which regularly monitors the Fund’s discount, but thus far has not recommended repurchasing shares.  JFC’s representatives are concerned about the concentration of the stockholder base, lack of liquidity, and overall Fund size.  To that point, they mentioned that rather than taking traditional steps to address the discount (tenders, buybacks, dividends, lifeboat provisions, etc.), their goal is to grow the Fund by leveraging JP Morgan’s brand value on the top of strong performance.  However, they acknowledged that growing a China equity fund through performance is extremely difficult in this environment with the overall volatility of the China/Hong Kong markets.  So that leaves one other pathway to grow the Fund and that would be to raise capital, and, in our view, due to volatility in the China/Hong Kong markets, the thought of successfully raising capital to invest in China’s equity market over the immediate term seems extremely unlikely.  In addition, raising capital could exacerbate the Fund’s discount.

If fund size alone was a solution to a closed-end fund’s discount then Morgan Stanley China A Share Fund, Inc. (NYSE: CAF) would not be trading at a 20%+ discount to NAV.  CAF is approximately 4x the net asset value of JFC, almost 30x more liquid, and a better overall performer than JFC.  It is possible that the reason why JFC and other China closed-end funds trade at double digit discounts to NAV is due to an over-supply of the strategy (and current lack of demand).  JFC was launched in 1992, well before the proliferation of ETF strategies occurred, as well as additional launches of China-focused mutual funds and closed-end funds.  We believe it is clear from looking at the discount to NAV at which China/Asia closed-end funds such as CAF trade, that increasing fund size is not a sufficient solution to narrow the discount.

JPMorgan China Region Fund’s total price returns cause us to question why the Fund exists today as a standalone closed-end fund strategy, as reflected below1.

JFC has not only underperformed relevant benchmark indices but has also underperformed a comparable open-ended strategy managed by JP Morgan Asset Management, which is the JPMorgan China Region A (JCHAX).  In fact, JFC’s portfolio manager Emerson Yip is the co-portfolio manager of JCHAX.  If JFC’s adviser/board is looking to leverage JP Morgan’s brand name and distribution capabilities, we believe merging JFC into JCHAX would be a better solution.  It is essentially managed by the same professionals and has nearly the same top 10 positions, based on our review of their publicly disclosed holdings.  This merger would allow JFC stockholders to receive NAV for their shares by eliminating the discount, and those stockholders that desire to remain engaged as investors can do so going forward.

We believe the options for JPMorgan China Region Fund’s board of directors are clear, either merge the Fund with JCHAX or liquidate the Fund at (or close to) NAV.

We have notified the Fund’s board of directors that Ancora intends to seek board representation should it prove necessary in order to maximize stockholder value.  We encourage all of the Fund’s stockholders to send a resounding message to JFC and the board that their lack of taking material measures to close the Fund’s discount is simply unacceptable.

Sincerely,

Ancora Advisors, LLC

1 Source: FactSet and Morningstar for all returns, pricing, and discount data (as of 2/12/16)